Exhibit 99.1
Seacoast Financial Services Corporation Settles REIT Tax Dispute with Massachusetts DOR

    NEW BEDFORD, Mass.--(BUSINESS WIRE)--June 24, 2003--Seacoast Financial Services Corporation (Nasdaq: SCFS), holding company for CompassBank and Nantucket Bank, announced today that it has entered into a settlement to pay $8.5 million ($5.5 million on an after-tax basis) to the Massachusetts Department of Revenue ("DOR"), representing approximately 50% of a disputed tax liability for which the Company previously accrued a liability of approximately $11.2 million, net of taxes. As a result of this settlement, the Company will recognize income, net of taxes, of approximately $5.7 million in the second quarter of 2003, representing the unused portion of the accrual.
    The dispute involved the DOR's disallowance of the deduction taken by the Company's two subsidiary banks for dividends received from their REIT subsidiaries for the 1999, 2000, 2001 and 2002 tax years. In March 2003, legislation was enacted in Massachusetts expressly disallowing the deduction for dividends received from a real estate investment trust subsidiary, retroactive to tax years ending on or after December 31, 1999. As a result of the enactment of this legislation, the Company ceased recording the tax benefits associated with the dividends received deduction effective for the 2003 tax year and established the $11.2 million accrual, representing an estimate of the additional state tax liability, including interest (net of any federal tax deduction associated with such taxes and interest), relating to the deduction for dividends received from the REIT subsidiaries for the 1999 through 2002 fiscal years.
    Kevin G. Champagne, President and Chief Executive Officer of the Company, commented, "We were perplexed that the Commonwealth of Massachusetts had enacted a retroactive change in the tax laws, given the lack of clear legal precedent authorizing the state to effect such a change. However, if the Company had pressed its challenge of the retroactive provision of the legislation, we expected litigation to be prolonged three to five years. Through an organized effort by the Massachusetts Bankers Association, the majority of impacted banks agreed to a settlement with the DOR. We believe it is in the best interests of shareholders to put this issue behind us and continue to move forward with our strategic initiatives."
    Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. CompassBank is a $3.8 billion Massachusetts chartered savings bank serving eastern Massachusetts through a network of 46 full service branch offices and 52 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com. Nantucket Bank is a $468 million state chartered savings bank serving Nantucket Island with 3 full service branch offices. CompassBank ranks as the second largest publicly traded savings bank headquartered in Massachusetts. The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.

    The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. Seacoast Financial assumes no obligation for updating any such forward-looking statements at any time.

    CONTACT: Seacoast Financial Services Corporation
             James R. Rice, Senior Vice President, 508/984-6102